Hippo Appoints Insurance Industry Leaders Laura Hay and Susan Holliday to Its Distinguished Board of Directors SAN JOSE, Calif., September 16, 2025— Hippo (NYSE: HIPO) today announced the appointments of Laura Hay and Susan Holliday to the Company’s Board of Directors. Ms. Hay will serve on the Audit, Risk, and Compliance Committee and the Nominating and Corporate Governance Committee, while Ms. Holliday will join the Audit, Risk, and Compliance Committee and the Compensation Committee. “Adding leaders of Laura Hay and Susan Holliday’s caliber to Hippo’s Board is a strong endorsement of the direction we’re headed,” said Rick McCathron, President and CEO of Hippo. “Their deep expertise in insurance and financial services, combined with proven success guiding complex organizations through growth, transformation, and disciplined risk management, will be invaluable. With that experience and their passion for customer-centric innovation, they will help us continue to mature our business and build a stronger, more resilient Hippo for the future.” Ms. Hay most recently served as Global Head of Insurance for KPMG International, where she built the firm’s fastest-growing financial services sector, leading more than 10,000 professionals across 90 countries and advising boards on growth strategy, innovation, and risk management. A well-recognized advocate for diversity and inclusion, she launched Mind the Gap, a blog featuring C-suite and board-level women leaders from around the world and developed and delivered hundreds of “Confidence and Risk-Taking” workshops to more than 20,000 women and male allies globally. She also serves on the Boards of Directors for MetLife, Everest Group, and the Girl Scouts of Greater New York. Her ability to drive growth, manage risk, and foster inclusive cultures will be an asset to Hippo. “I’m excited to join Hippo’s Board at such a pivotal time for the company,” said Ms. Hay. “Hippo’s focus on innovation, customer experience, and disciplined risk management aligns closely with my passion for building sustainable growth and inclusive cultures.” Ms. Holliday is a global insurance expert and seasoned board director with extensive experience driving profitable growth, technology adoption, and governance maturity. She has served on the boards of Acrisure Re and Tangerine Financial, chairing Audit and Risk Committees across regulated markets in Europe and Africa. A former member of Swiss Re’s global executive team, she led strategy for its $24.5 billion reinsurance business, advised on early insurtech investments, and advanced initiatives such as the IFC Women and Insurance program. With a track record spanning UBS, Swiss Re, the World Bank, and multiple regulated entities, she brings capital markets expertise, global risk oversight, and proven board leadership that will be invaluable to Hippo. “I look forward to contributing to Hippo’s mission and growth journey,” said Ms. Holliday. “Hippo’s diversified approach across markets and lines of business creates a strong foundation for sustainable growth and makes this an exciting time to help shape the future of insurance.”

About Hippo Hippo is a technology-enabled insurance group that uses its hybrid fronting platform to diversify risk across both personal and commercial lines. Through the Hippo Homeowners Insurance Program, the company applies deep industry expertise and advanced underwriting to deliver proactive, tailored coverage for homeowners. Hippo Holdings Inc. subsidiaries include Hippo Insurance Services, Spinnaker Insurance Company, Spinnaker Specialty Insurance Company, and Wingsail Insurance Company. Hippo Insurance Services is a licensed property casualty insurance agent with products underwritten by various affiliated and unaffiliated insurance companies. For more information, please visit http://www.hippo.com. Contacts Mark Olson press@hippo.com